Exhibit 10.23

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

Dated 2 October 2014

AMEC plc

and

J KENT MASTERS

COORDINATION AGREEMENT

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE REVIEW CAREFULLY WITH YOUR US ATTORNEY AND YOUR UK LEGAL ADVISER BEFORE SIGNING.

Coordination Agreement

This Agreement (this “Agreement”) is made on 2 October 2014 between:

(1)                              AMEC plc registered in England and Wales with registered number 1675285, whose registered office is at Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ (“AMEC”); and

(2)                              J KENT MASTERS c/o Foster Wheeler UK, Shinfield Park, Reading, Berkshire RG2 9FW, United Kingdom (the “Executive”).

Recitals

A.                                 The parties have agreed that, based on a request from AMEC, subject to and with effect from Completion, the Executive will resign as Chief Executive Officer of Foster Wheeler AG and that he will be served with notice to terminate his Employment.  The Parties further agree that such request and Completion constitute “Good Reason” within the meaning of clause 13 d. of the Employment Agreement. Accordingly, despite the fact that notice will be served on the Executive by the Company pursuant to this Agreement, nothing in this Agreement shall prohibit him from exercising his rights under such clause to resign his employment after Completion, (subject to no cure having been effected by the Company during the cure period) and receive the payments and benefits under the Settlement Agreement.

B.                                 The parties have entered into this Agreement to record and implement the terms governing the Executive’s termination (including the Notice Period) and the terms on which they have agreed to settle any claims which the Executive has or may have in connection with the Employment or its termination. Having taken independent legal advice, each of the parties agree that the payments and arrangements set out in this Agreement and in the Settlement Agreement are consistent with the commitments set out in the Employment Agreement and do not amend the Employment Agreement.

C.                                 The parties intend that the Executive will be appointed as a non-executive director of AMEC immediately following the Termination Date, provided that he is no longer a director of Foster Wheeler AG on that date.

D.                                 This Agreement is not intended to govern the terms of the Executive’s appointment as a non-executive director of AMEC and that appointment will be documented separately.

E.                                 At the date of this Agreement the Employment Agreement remains in full force and effect.

F.                                  AMEC’s remuneration committee has approved the entry by AMEC into the arrangements set out in this Agreement and in the Settlement Agreement.

The parties have agreed the following:

Definitions

“Adviser” means a relevant independent adviser as defined in section 203(3A) of the Employment Rights Act 1996;

“Adviser’s Certificate” means the certificate issued by the Adviser in the form set out in Schedule 4;

“COBRA” means the US Consolidated Omnibus Budget Reconciliation Act;

“Code” means the US Internal Revenue Code;

“Company” means Foster Wheeler Inc. (a Delaware corporation with file number 3368233) of 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey, 08827-9000, USA;

“Completion” means the Offer Closing Date as defined in the Implementation Agreement;

“Confidential Information” means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management including (but not limited to) information that the Executive created, developed, received or obtained in connection with his Employment, whether or not such information (if in anything other than oral form) is marked confidential; provided that Confidential Information shall not include any information which is available in the public domain (other than through unauthorized disclosure by the Executive);

“Employment” means the Executive’s employment with the Company, including the terms set out in the letter agreement dated 21 July 2011 as amended by the amendment letter agreement dated 29 October 2012 (together, the “Employment Agreement”), a copy of which is appended to this Agreement as Appendix 6;

“Foster Wheeler AG” means Foster Wheeler AG (registered in Switzerland with registered number CHE-114.603.783) whose registered office is at Lindenstrasse 10, 6340 Baar, Canton of Zug, Switzerland;

“Group” means all Group Companies;

“Group Company” means AMEC and any Subsidiaries and Holding Companies of AMEC from time to time and “Group Companies” will be interpreted accordingly;

“Implementation Agreement” means the implementation agreement entered into by AMEC and Foster Wheeler AG relating to the acquisition of Foster Wheeler AG by AMEC dated 13 February 2014, as amended from time to time;

“Minder Rules” means the Ordinance Against Excessive Compensation at Public Corporations (Verordung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften) of 20 November 2013, in force in Switzerland since 1 January 2014;

“Notice” means the notice given to the Executive in accordance with clause 2.1 of this Agreement as contained in Schedule 2 to this Agreement;

“Notice Period” means the period between Completion and the Termination Date;

“Option” means an option granted under the Foster Wheeler AG Omnibus Incentive Plan;

“PRSU” means a performance unit granted under the Foster Wheeler AG Omnibus Incentive Plan;

“Replacement Awards” means awards granted to the Executive by AMEC on the terms of the Foster Wheeler AG Omnibus Incentive Plan (as amended from time to time), in replacement of

RSUs and PRSUs granted to the Executive by Foster Wheeler AG after 8 November 2012, and as described in detail in clause 8 of the Implementation Agreement;

“RSU” means a restricted stock unit granted under the Foster Wheeler AG Omnibus Incentive Plan;

“Section 409A” means Section 409A of the Code, including all Treasury Regulations and other guidance issued pursuant thereto;

“Settlement Agreement” means an agreement in the form of Schedule 1 to this Agreement to be entered into on or after the Termination Date and which is the release required by Section 13 of the Employment Agreement;

“Subsidiary” and “Holding Company” mean “subsidiary” and “holding company” as defined in Section 1159 of the UK Companies Act 2006, provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as result of that security and “subsidiaries” and “Holding Companies” will be interpreted accordingly; and

“Termination Date” has the meaning given to it in clause 2.2 of this Agreement.

1                                        Conditions to the Agreement

1.1                            This Agreement is conditional on:

1.1.1                   Completion occurring before 31 December 2014; and

1.1.2                   neither the Executive nor the Company having terminated the Employment (or given notice to terminate the Employment) prior to Completion.

1.2                            In the event that either condition in clause 1.1 above is not satisfied, this Agreement will be null and void, ab initio, and neither party will have any claim against the other in respect of it. In such event, the Employment Agreement shall continue to operate in accordance with its terms.

1.3                            Subject to the satisfaction of the conditions in clause 1.1 and in consideration of the payments to be made to the Executive in accordance with the Settlement Agreement and AMEC’s agreement to pay a portion of the Executive’s legal fees in accordance with clause 8.1, the parties have agreed to enter into this Agreement.

2                                        Notice

2.1                           Provided the conditions in clause 1.1 have been satisfied, the Notice set out in Schedule 2 will become effective as if served by the Company on the day immediately following Completion. By entering into this Agreement, the Executive acknowledges that such notice is effective notice of termination from the Company for the purposes of clause 13 e. of the Employment Agreement.

2.2                            The parties agree that the Employment will terminate on the day falling 91 days after the date on which Completion occurs unless terminated prior to that date by the Executive’s resignation (whether for Good Reason in accordance with clause 13 d. of the Employment Agreement or otherwise) or by the Company for Cause in accordance with clause 13 c. of the Employment Agreement (the “Termination Date”).

2.3                            Between Completion and the Termination Date, the terms of Schedule 3 shall apply with regard to Executive’s services to the Company and to the Group. The Executive shall take any accrued but unused holiday entitlement during the Notice Period to the extent feasible.

2.4                            The Executive will receive his basic salary and contractual compensation (including allowances) and benefits up to and including the Termination Date (less all deductions the Company is required by law to make).

2.5                            On or after the Termination Date, provided the conditions in paragraph 4 of the Settlement Agreement have been satisfied, AMEC agrees to countersign that agreement and deliver it and will procure that Foster Wheeler Inc. will do likewise.

3                                        Long term incentive awards

The Executive’s outstanding Options, RSUs and PRSUs will be treated on Completion in accordance with clause 8 of the Implementation Agreement. Following Completion, Replacement Awards will continue to be governed by the rules of the Foster Wheeler AG Omnibus Incentive Plan, as amended from time to time, and the applicable Replacement Award agreements. On the Termination Date, provided the Employment has terminated by reason of notice service by the Company pursuant to clause 13 e. of the Employment Agreement or notice served by the Executive pursuant to clause 13 d. of the Employment Agreement, the Replacement Awards shall vest on the basis set out below.

Time of grant	Impact	Effect of leaving after Completion by reason of termination pursuant to clause 11 d. or 11 e. of the Employment Agreement
Before and on 8 November 2012	RSUs / Options • Vest in full on Completion	N/A
PRSUs • Vest on Completion to the extent performance condition is met

Post 8 November 2012 (i.e. 2013)	RSU / Options • Rolled over at 100%	As per rules / award agreement / contract — full vesting of rolled over awards
	PRSUs • Rolled over at 50% no further performance conditions	As per rules / award agreement / contract — full vesting of rolled over awards

2014	RSU’s • Rolled over at 100%	During 2014 • Vest on pro rata basis (calculated by reference to number of days worked during 2014 including during the notice period as proportion of 365) regardless of any

Time of grant	Impact	Effect of leaving after Completion by reason of termination pursuant to clause 11 d. or 11 e. of the Employment Agreement provisions in any other agreements During 2015 • Vest in full
PRSUs • Rolled over at 50% - no further performance conditions

During 2014

•                                          Vest on pro rata basis (calculated by reference to number of days worked during 2014 including during the notice period as proportion of 365) regardless of any provisions in any other agreements

During 2015

•                                          Vest in full

4                                        Handover

During the Notice Period, the Executive will provide such assistance as Samir Brikho (or his successor) may reasonably require to effect an orderly handover of his responsibilities in accordance with paragraph 3(a) of Schedule 3. This includes the Executive making himself reasonably available to deal with requests for information, provide assistance, be available for meetings etc. in accordance with Schedule 3.

5                                        Return of Company Property

5.1                            Save as agreed with AMEC having regard to the Executive’s future appointment as a non-executive director of AMEC, the Executive will before (or as soon as reasonably practicable after) the Termination Date:

5.1.1                   return to the Company in reasonable condition all property belonging to the Company or any Group Company, and any information which the Executive has in his possession whether in hard copy or electronic format as a result of the Employment, including but not limited to;

(i)                                  keys, security pass, credit or charge cards, business equipment, company car, mobile phone, blackberry, laptop and printer; and

(ii)                               files, records, documents, correspondence, computer disks and data, client/customer lists and contacts and all Company and Group information including but not limited to trade secrets or Confidential Information and copies thereof, however held and whether in physical or electronic form (except that Executive may retain possession of his personal rolodex); and

5.1.2                   delete from any device owned by him any files, records, documents, correspondence, data, client/customer lists and contacts and all Company and Group information including but not limited to trade secrets or Confidential Information and copies thereof; provided that, at Executive’s request, he shall be permitted to retain his cell phone number, and AMEC will cause the Company to port such number to Executive’s cell phone provider; and

5.1.3                   return any other property belonging to the Company or any Group Company that the Executive has in his possession or custody or which is under the Executive’s control.

5.2                            After the Termination Date, the Executive will not represent himself as being employed in the business of any Group Company (except to the extent agreed by any such company).

6                                      Announcements

The Executive undertakes that he will not make any announcement, statement or comment (whether to the media or otherwise) concerning the terms of this Agreement or the Settlement Agreement and/or the payments and other arrangements the Company has agreed to make, except as required by law, any regulatory authority, HM Revenue & Customs or the US Internal Revenue Service, or in communications with members of his family (in respect of which he will take reasonable steps to ensure they keep such information confidential) and professional or financial advisers, provided that nothing will prevent the Executive from making any such announcement, statement or comment in terms consistent with any public announcement made, or public documents issued or filed, by AMEC or Foster Wheeler AG and their respective affiliates. Furthermore, nothing in this clause 6 shall prevent Executive from: (i) in connection with seeking future employment or other service arrangements disclosing the status and conditions of his obligations to AMEC and/or Foster Wheeler AG and their respective affiliates (subject to the recipient agreeing to keep the relevant information confidential); (ii) giving evidence in any litigation, arbitration or mediation involving this Agreement or the Settlement Agreement, including, but not limited to, the enforcement of this Agreement or the Settlement Agreement; (iii) disclosing a copy of this Agreement to the Board of Foster Wheeler AG, the General Counsel of Foster Wheeler AG or outside counsel to Foster Wheeler AG (subject to the recipient agreeing to keep the relevant information and documentation confidential); or (iv) from correcting any statement made by AMEC or Foster Wheeler AG about the terms of this Agreement.

7                                        Confidential Information

Without prejudice to his common law and contractual obligations the Executive undertakes that notwithstanding the termination of the Employment he will not, save as required by law or any regulatory authority, or in the good faith performance of his duties as a director or officer of AMEC or Foster Wheeler AG (or any of their respective affiliates), at any time use or disclose to any person, company, firm, individual or organisation (except with the written consent of the AMEC General Counsel and Company Secretary) trade secrets or Confidential Information of the Company or any Group Company which he obtained during the Employment with the Company or any Group Company. This restriction shall apply without limit in time but shall not apply to any such secrets or information which are or become in the public domain otherwise than through unauthorised disclosure by the Executive.

8                                        Legal fees

8.1                            Subject to the conditions in clause 1.1, AMEC agrees to pay directly to the Executive’s counsel, Proskauer Rose LLP, New York, the sum of $100,000 (exclusive of VAT, if applicable) as a contribution to the reasonable professional fees incurred by the Executive in taking legal advice in relation to this Agreement and related documents. Such amount shall be paid promptly after execution of this Agreement subject to delivery of appropriate invoices in respect thereof.

9                                        No admissions

This Agreement does not constitute an admission by AMEC that it or any Group Company has breached any law or regulation, or that the Executive has any claims against AMEC or any Group Company, or any director, officer, employee, agent or worker (whether past or present) of any such Company.

10                                 Miscellaneous

10.1                     The UK Contracts (Rights of Third Parties) Act 1999 applies to this Agreement. The Executive’s obligations under clauses 2, 4, 5, 6 and 7 of this Agreement may be enforced by any Group Company.

10.2                     No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

10.3                     This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of signing to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous statement, representation, understanding, assurance or warranty of any person (whether party to this Agreement or not and whether in writing or not) and any written or oral agreement between the parties in relation to the matters dealt with in this Agreement. For the avoidance of doubt, the Employment Agreement shall continue in full force and effect as provided herein and subject to the terms of the Settlement Agreement.

10.4                     This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

10.5                     Notwithstanding that this Agreement may be marked “Without Prejudice Subject to Contract” it shall become binding upon the parties when duly executed in accordance with its terms.

11                               Law and Jurisdiction

11.1                     This Agreement and any documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with it and any such documents shall be governed by the law of the U.S. State of New Jersey, without regard to the conflicts of law principles.

11.2                     The parties irrevocably agree that the state and Federal courts located in New Jersey are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and any documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and any documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

SIGNED on behalf of	/s/ Samir Brikho
AMEC plc:	Samir Brikho

SIGNED by	/s/ J. Kent Masters
J KENT MASTERS:	J. Kent Masters

SCHEDULE 1
SETTLEMENT AGREEMENT

THIS IS AN IMPORTANT LEGAL DOCUMENT CONTAINING A RELEASE OF ALL CLAIMS AGAINST AMEC PLC, FOSTER WHEELER INC AND THE GROUP COMPANIES. PLEASE REVIEW CAREFULLY WITH YOUR US ATTORNEY AND YOUR UK LEGAL ADVISER BEFORE SIGNING.

This settlement agreement (this “Settlement Agreement”) is made on [date], between:

(1)                              AMEC plc registered in England and Wales with registered number 1675285, whose registered office is at Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ (“AMEC”);

(2)                              FOSTER WHEELER INC. (a Delaware corporation with file number [3368233]) of 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey, 08827-9000, USA (the “Company”); and

(3)                              J KENT MASTERS c/o Foster Wheeler UK, Shinfield Park, Reading, Berkshire RG2 9FW, United Kingdom (the “Executive”).

Definitions

“Adviser” means a relevant independent adviser as defined in section 203(3A) of the UK Employment Rights Act 1996;

“Adviser’s Certificate” means the certificate issued by the Adviser in the form set out in Schedule 4 of the Coordination Agreement;

“COBRA” means the US Consolidated Omnibus Budget Reconciliation Act;

“Code” means the US Internal Revenue Code;

“Completion” has the meaning given to it in the Implementation Agreement;

“Coordination Agreement” means the coordination agreement entered into between AMEC and the Executive on [date].

“Employment” means the Executive’s employment with the Company, including the terms set out in the letter agreement dated 21 July 2011 as amended by the amendment letter agreement dated 29 October 2012 (together, the “Employment Agreement”).

“Foster Wheeler AG” means Foster Wheeler AG (registered in Switzerland with registered number CHE-114.603.783) whose registered office is at Lindenstrasse 10, 6340 Baar, Canton of Zug, Switzerland;

“Group” means all Group Companies;

“Group Company” means AMEC and any Subsidiaries and Holding Companies of AMEC from time to time and “Group Companies” will be interpreted accordingly;

“Implementation Agreement” means the implementation agreement entered into by AMEC and Foster Wheeler AG relating to the acquisition of Foster Wheeler AG by AMEC dated 13 February 2014, as amended from time to time;

“Minder Rules” means the Ordinance Against Excessive Compensation at Public Corporations (Verordung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften) of 20 November 2013, in force in Switzerland since 1 January 2014;

“PRSU” means a performance unit granted under the Foster Wheeler AG Omnibus Incentive Plan;

“Replacement Awards” means awards granted to the Executive by AMEC on the terms of the Foster Wheeler AG Omnibus Incentive Plan (as amended from time to time), in replacement of RSUs and PRSUs granted to the Executive by Foster Wheeler AG after 8 November 2012, and as described in detail in clause 8 of the Implementation Agreement;

“RSU” means a restricted stock unit granted under the Foster Wheeler AG Omnibus Incentive Plan; and

“Subsidiary” and “Holding Company” mean “subsidiary” and “holding company” as defined in Section 1159 of the UK Companies Act 2006, provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as result of that security and “subsidiaries” and “Holding Companies” will be interpreted accordingly.

Termination

1                                      The Employment terminated on [•] (the “Termination Date”).

2                                      By signing this Settlement Agreement the Executive confirms he has received basic salary and benefits up to and including the Termination Date and he has no accrued but untaken holiday entitlement (other than in accordance with paragraph 3.1.1 below).

3                                        Payments to Executive

3.1                            Subject to and only subject to all the conditions in paragraph 4 below being satisfied at the Termination Date and as at any subsequent date(s) that any payments or benefits referred to in this paragraph become due, and to the provisions of Exhibit B of the Employment Agreement which provide for reduction, of the payments in the limited circumstances proscribed in that exhibit, the Company will pay or provide to the Executive in accordance with the terms of the Employment Agreement as follows:

3.1.1                   any entitlements pursuant to clause 13(h) of the Employment Agreement;

3.1.2                   base salary (at the rate of US$1,050,000 per annum) as at the Termination Date for 24 months following the Termination Date, payable bi-weekly in accordance with the Executive’s payroll schedule as at the date of this Settlement Agreement, beginning with the first payroll date following the Termination Date;

3.1.3                   two payments, each equal to 100% of the Executive’s target short term incentive award as at the Termination Date (being 110% of base salary), to be paid at the same time as short term incentive awards are paid to active employees of the Company, in 2015 and 2016 or, if the Termination Date falls in 2015, these payments will be made in 2016 and 2017 respectively. Such payments will be made not later than 15 March in each year;

3.1.4                   an amount equal to the product of (i) one hundred percent (100%) of the Executive’s target short term incentive award as at the Termination Date (being

110% of base salary) for the year including the Termination Date and (ii) a fraction, the numerator of which is the number of days in that year through the Termination Date, and the denominator of which is the total number of days in the fiscal year, paid in a lump sum in cash as soon as practicable following the expiration of the revocation period set forth in the Settlement Agreement, but in no event later than sixty (60) days following the Termination Date; provided, that if the terms of the short term incentive award program in effect for the year that includes the Termination Date provide for a payment to the Executive of a portion of his short term incentive award for such year upon the termination of employment, the amount described in this paragraph 3.1.4 shall be paid only to the extent it exceeds such payment;

3.1.5                   for a period of 24 months following the Termination Date, health and welfare benefits. The health arrangements will be governed by all terms of COBRA and will satisfy any Group Company’s obligations to provide continuation coverage under COBRA, except that coverage shall be continued for 24 months if not otherwise terminated in accordance with the provisions of COBRA related to participation in health plans of a new employer, and the Executive will be reimbursed monthly for the difference between the premium normally charged under COBRA and the premium paid by active employees for the entire 24 month period;

3.1.6                   career transition assistance/outplacement counselling up to a maximum value of US$8,000 (including VAT) with a firm selected by the Executive. Payment shall be made to the outplacement agency direct on receipt of a VAT invoice addressed to the Company;

3.1.7                   the Executive’s reasonable costs associated with his repatriation to the United States, details of which the Executive agrees to notify to Samir Brikho (or his successor) before they are incurred, to the extent such prior notification is reasonably feasible; and

3.1.8                   where the Employment terminates following expiry of notice or cure period (as applicable) given in accordance with clauses 13 d. or 13 e. of the Employment Agreement, the vesting of all of the Executive’s Replacement Awards, subject to the applicable provisions of the Implementation Agreement and the Replacement Award certificates in accordance with clause 3 of the Coordination Agreement. For the avoidance of doubt, clause 3 of the Coordination Agreement does not set out the treatment of the Executive’s Replacement Awards in other circumstances such as death, disability or termination for Cause (as defined in the Employment Agreement).

3.2                            The parties agree that the payments set out in paragraph 3.1 are consistent with the commitments set out in the Employment Agreement and do not amend the Employment Agreement or alter the Executive’s entitlements under the Employment Agreement.

3.3                            Notwithstanding anything else herein, to the extent any payments due under Sections 3.1.2, 3.1.3, 3.1.6 and 3.1.7 are due prior to expiration of the revocation period under paragraph 12 hereof, the last sentence of clause 13 i.  of the Employment Agreement shall apply except that if the longest potential execution and revocation period could span two calendar years, such amounts will be paid in the second calendar year. Paragraph 15 below shall apply to all such payments.

3.4                            If the Termination Date falls in 2015, the short-term incentive award for 2014 shall be determined and paid in accordance with the terms of the Implementation Agreement paragraph 9.4.

3.5                            For the avoidance of doubt, in no circumstances will the Executive be involved in the final decision regarding the determination of his own short-term incentive awards.

3.6                            Any hypothetical tax, calculated under the Foster Wheeler Inc. tax equalization policy (the “Policy”) in effect of 1 August 2014 will be withheld at source prior to payment of Taxable Pay (as defined in paragraph 14 below). For this purpose, Taxable Pay will exclude assignment-related allowances, benefits or payments in respect of severance. These exclusions will be subject to tax gross-up and paid net of tax according to the Policy. The Company (or at the Company’s sole discretion, the Company’s third party tax advisers) will calculate, withhold and remit actual income, social security and, where applicable, wealth tax on all Taxable Pay as provided for under the law of the taxing jurisdictions where the income is sourced (or, in the case of the United States, which taxes on the basis of citizenship, is otherwise subject to tax).

4                                        Conditions to payment

The payments and benefits referred to in paragraph 3 shall be subject to and conditional on the following conditions:

4.1                            the Executive entering into and the Company receiving a copy of this Settlement Agreement duly executed by the Executive;

4.2                            the Executive’s employment not having been terminated for Cause pursuant to clause 13 c. of the Employment Agreement prior to the Termination Date;

4.3                           the Executive not having tendered his resignation from his Employment (other than for Good Reason pursuant to clause 13 d. of the Employment Agreement) prior to the Termination Date;

4.4                            the Executive having delivered to AMEC on Completion (or such later date(s) as it has specified) a resignation letter (or letters) signed by the Executive resigning from his directorship and other offices in the terms of Schedule 5 and, at the request of the Company, doing any act(s) reasonably necessary and/or executing any documents to effect his removal from any office held in relation to or in connection with the Employment;

4.5                            the Company receiving a copy of this Settlement Agreement signed by the Executive on or no later than 21 days after the Termination Date (and not revoking during the applicable seven day revocation period as set forth in paragraph 12 and this Settlement Agreement becoming effective in accordance with paragraph 12); and

4.6                            the Company receiving a signed copy of the Adviser’s Certificate signed on or after the Termination Date in the terms set out in Schedule 4 to the Coordination Agreement.

Settlement of claims and waiver of statutory complaints

5                                      The terms of this Settlement Agreement are in full and final settlement of all and any claims or other rights of action whatsoever and howsoever arising (whether under the laws of England and Wales, Switzerland, those of the European Union, those of the United States of America, or any other law arising out of the Employment or its termination, and whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this Settlement Agreement, including claims which as a matter of law do not at the date of this Settlement Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law) which the Executive now has or may in the future have against the Company or any Group Company or any of its or their respective directors, officers, employees, workers or agents (whether past or present) including but not limited to the claims specified in paragraph 6 and the Executive hereby agrees to waive any such claims or rights of action. For the avoidance of doubt, save in respect of any payments or other arrangements expressly referred to in this Settlement Agreement, the Executive waives any right that the Executive has or may have to payment of bonuses or to any benefit or award programme or grant of equity interest or to any other benefit, payment or award. There will be excluded from this waiver (i) any rights of action which would render it void or unenforceable (whether in whole or in part); (ii) any rights or claims that cannot lawfully be released; (iii) any rights of the Executive under this Settlement Agreement and any rights to enforce this Settlement Agreement; (iv) to the extent not prohibited by law, any rights to indemnification or director’s and officer’s liability insurance coverage provided to Executive by any agreement with the Company or Group Company or pursuant to any governing documents or application of law subject to and in accordance with the terms of such rights, insurance coverage, agreements or documents; and (iv) any rights to vested or accrued benefits under any employee benefit plan or contractual arrangement.

6                                      The Executive agrees that he will refrain, in particular, from instituting or continuing with a complaint:

6.1.1                   for breach of contract, tort, wrongful dismissal, impairment of economic opportunity, defamation, breach of fiduciary duty, or intentional infliction of emotional distress, under U.S. federal, state or local law or the national or local law of any other country (statutory or decisional);

6.1.2                   of discrimination based upon race, colour, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance, under U.S. federal, state or local law or the national or local law of any other country (statutory or decisional);

6.1.3                   related to whistleblowing, including, but not limited to, complaints arising under the N.J. Conscientious Employee Protection Act;

6.1.4                   of unfair dismissal pursuant to Part X of the Employment Rights Act 1996;

6.1.5                   that the Executive has been subjected to a detriment having made a protected disclosure, in contravention of section 48 of the Employment Rights Act 1996;

6.1.6                   pursuant to Part II of the Employment Rights Act 1996 that an unauthorised deduction from wages has been made;

6.1.7                   of discrimination, harassment or victimisation related to sex pursuant to section 120 of the Equality Act 2010;

6.1.8                   of discrimination, harassment or victimisation related to race pursuant to section 120 of the Equality Act 2010;

6.1.9                   of disability discrimination pursuant to section 120 of the Equality Act 2010;

6.1.10            of discrimination, harassment or victimisation related to sexual orientation pursuant section 120 of the Equality Act 2010;

6.1.11            of discrimination, harassment or victimisation related to religion or belief pursuant to section 120 of the Equality Act 2010;

6.1.12            of discrimination, harassment or victimisation related to age pursuant to section 120 of the Equality Act 2010;

6.1.13            that a statutory redundancy payment has not been made pursuant to Part XI of the Employment Rights Act 1996;

6.1.14            in relation to working time or holiday pay under regulation 30 of the Working Time Regulations 1998; and/or

6.1.15            under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

6.1.16            for violations of any of the following laws (as amended): the U.S. Equal Pay Act, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), the U.S. Americans with Disabilities Act of 1991, the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”), the U.S. Worker Adjustment Retraining and Notification Act, the U.S. Family and Medical Leave Act, the U.S. Rehabilitation Act, Executive Order 11246, and the New Jersey Law Against Discrimination; and/or

6.1.17            for violations of any other applicable labour or employment statute or law,

against the Company, AMEC or any Group Company or any of their respective directors, officers, employees, workers or agents (whether past or present) before an employment tribunal or court of competent jurisdiction in respect of the Employment or termination thereof. In relation to any complaint that an employment tribunal has jurisdiction to hear and which is referred to above, the Executive’s agreement to refrain from instituting or continuing with such a complaint shall apply equally to any other court or tribunal in which the complaint may be made, such forums not to be limited under sections 120 or 127 of the Equality Act 2010. For the avoidance of doubt, references in this paragraph and in paragraph 20 to the Employment Rights Act 1996, the Equality Act 2010, the Working Time Regulations 1996 and the Companies (Cross-Border Merger) Regulations 2007 are to laws of England and Wales.

The Executive further certifies and represents that he is not a child support judgment debtor in the State of New Jersey or any other state.  The Executive agrees to indemnify AMEC and its subsidiaries and affiliates and their attorneys for any claims arising from the requirements of N.J.S.A. 2A:17-56.23b.

7                                      The Executive undertakes that neither he, nor anyone acting on his behalf, will present or issue any application, claim form, summons, proceedings or process against any company or person referred to in paragraphs 5 and 6 above.

8                                      In addition, so far as permitted by law, the Executive waives any and all rights under the laws of any jurisdiction in the United States, Switzerland, England and Wales, the European Union or any other country, that limit a general release to those claim that are known or suspected to exist in his favour as of the date of this Settlement Agreement.

9                                      Notwithstanding paragraph 5, with respect to claims under ADEA, the Executive understands that he is not releasing any claims arising after execution of this Settlement Agreement. For the avoidance of doubt, this Settlement Agreement is not intended to restrict the Executive’s right to participate in a U.S. Equal Employment Opportunity Commission investigation or proceeding, but the Executive hereby waives any and all rights to monetary damages in connection with any such investigation or proceeding.

10                               Without limiting the generality of the foregoing, the Executive expressly agrees that the scope of the claims released hereby prohibit him from acting as a class representative regarding any action under ERISA or otherwise bringing an action under ERISA on behalf of a plan or trust or otherwise. The Executive agrees that he is waiving any right he may have to obtain or receive any monetary damages or other relief of any kind (including but not limited to settlement proceeds) as a result of any action or proceeding brought by him or by any other person or entity on his behalf regarding any of the released claims, and, to the extent permitted by law, the Executive agrees that he will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding.

Warranties

11                               For the purposes of paragraphs 11.1 to 11.3 inclusive, “Group Company” means Foster Wheeler AG and its Subsidiaries. The Executive acknowledges that AMEC and the Company have entered into this Settlement Agreement in reliance on the warranties and representations set out in this paragraph 11. Accordingly, the Executive warrants and represents that:

11.1                     he was advised in writing to consult with an attorney prior to executing this Settlement Agreement;

11.2                     before receiving advice from the Adviser he disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Company or any Group Company or its or their respective shareholders, directors, officers, employees or agents (whether past or present);

11.3                     save for the claims or rights to claim detailed in paragraphs 5 and 6 of this Settlement Agreement, he is not aware of any other claim, whether statutory or not, that he may have against the Company or any Group Company or its or their directors, officers, employees or agents (whether past or present) and has been advised as such by the Adviser and the Executive is not aware of any facts or circumstances that may give rise to any claim against the Company or any Group Company or any of its or their directors, officers, employees or agents (whether past or present) other than those claims or rights to claim specified in paragraphs 5 and 6 of this Settlement Agreement;

11.4                     there are no circumstances of which he is aware or of which he ought to be aware which would constitute a material breach of any express or implied term of the Employment Agreement and/or which would entitle or would have entitled the Company to terminate the Employment for Cause (as defined in the Employment Agreement) or otherwise without notice or any payment in lieu of notice;

11.5                     save in respect of the payments and benefits referred to in the last sentence of paragraph 5 and paragraphs 3, 14 and 16 of this Settlement Agreement and clause 8 of the Coordination Agreement he is not owed any sum by the Company or any Group Company;

11.6                     he has read and, following consultation with an attorney, fully understands the terms contained in this Settlement Agreement and that the payments and benefits set forth in this Settlement Agreement constitute adequate consideration for this Settlement Agreement and are in addition to anything to which the Executive is already entitled; and

11.7                     his signature is binding on him and on his successors, assigns, and any other person claiming rights on his behalf, and his signature below indicates that he entered into this Settlement Agreement freely, knowingly and voluntarily with a full understanding of its terms.

Revocation of this Settlement Agreement as it relates to the ADEA

12                               The Executive represents and warrants that he has been given not less than 21 days to consider signing this Settlement Agreement (and, for the avoidance of doubt, any changes hereto shall not restart the running of such 21-day period), and has seven days following his signing to revoke and cancel this Settlement Agreement, and the terms and conditions of this Settlement Agreement will not become effective or enforceable until the revocation period has expired. The Executive agrees that a revocation will only be effective if he furnishes written notice to the General Counsel and Company Secretary of AMEC within such seven-day period.

Breach of representations and warranties

13.1                     The Executive acknowledges that the Company has agreed to the terms of this Settlement Agreement in reliance on the representations set out in paragraph 11 above and that in the event of any breach of those representations that part of the payment which is equal to the losses incurred by the Company as a result of such breach (or if the losses to the Company exceed the payments made, the entire amount) must be repaid to the Company immediately on demand.

13.2                     The Executive further agrees, and without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if in breach of this Settlement Agreement, he institutes or continues any proceedings against the Company or any Group Company and if any award is made to the Executive in respect of such proceedings:

13.2.1            exceeds the total value of the payments set out in paragraph 4 of this Settlement Agreement, then the Executive shall repay the said payments and benefits to the Company immediately on demand; or

13.2.2            is less than the total value of the payments set out in paragraph 4 of this Settlement Agreement, then the Executive will repay to the Company a sum equal to the award immediately on demand.

14                                 Tax Equalization

14.1                     The Employment Agreement contains a commitment by the Company in relation to tax equalisation. Having taken independent legal advice, each of the parties have agreed the following parameters and mechanics for effectively implementing that contractual commitment. The Company will tax equalise those components of the pay, severance, equity awards, benefits and allowances paid or provided to the Executive in connection with his employment by the Company (together “Taxable Pay”) arising in connection with the Executive’s assignment to the UK and Switzerland (as laid out in the Employment Agreement).  Tax equalisation shall be applied under the Policy.  In the event the Policy does not address a specific circumstance or component of Taxable Pay paid to the Executive, the Policy will be interpreted by AMEC’s third-party expatriate tax advisers in order to arrive at a fair outcome consistent with generally accepted practice by corporate peer organisations and the terms of the employment agreement.  The following rules apply:

14.1.1            Tax equalization on all severance benefits and long term equity awards subject to accelerated vesting will be equalised under the premise that the Executive is resident in the United States in the state of Florida when the payouts are received.  If the Executive is not resident in the United States in the state of Florida when the payouts are received, the Company’s tax equalization costs will be capped at the amount payable had the Executive been tax resident in the United States in the state of Florida when then payouts are received.

14.1.2            Tax equalisation will not include any personal income or investment income, irrespective of the Company’s tax equalization policy or precedents by way of exceptions to the Company’s tax equalization policy, provided that it will cover any residual Switzerland wealth tax resulting from Executive’s prior residence in Switzerland whilst employed by the Company, if any.

14.1.3            In any year where tax equalization is applied to Taxable Pay, the Executive agrees to use AMEC’s third-party tax advisers for the completion of his tax returns. The fees for the third-party advisor in connection with such tax returns shall be for the Company’s account, including fees related to notices or audits of tax returns prepared in accordance with this paragraph so long as the notices or audits are not the result of negligence or frivolousness by the Executive, as defined by the US Internal Revenue Code. Neither shall AMEC nor any other Group Company be responsible for penalties or interest arising through non-compliance with the Company’s expatriate tax programme.  If the Executive chooses to employ his own tax advisers, the associated tax fees shall be for his own account and he agrees to furnish AMEC’s or the Company’s (as applicable) third party tax advisers with a copy of his completed income tax returns so that the tax equalization calculation may be prepared. Under no circumstances will the tax assistance provided hereunder include tax planning advice, tax consulting or tax advisory services.

14.1.4            To the extent tax equalization results in any excess foreign tax credit carry-forwards, these will be the property of the Company.  The Company may, at its discretion, collect income tax refunds arising as a result of Company-funded tax credits through the mechanism of a tax reconciliation.  The Executive agrees to cooperate with the Company’s third-party tax advisers so that such a reconciliation can be prepared, either by providing a copy of the Executive’s completed income tax returns to the third party tax advisers, or by agreeing to use the Company’s third party tax advisers for the preparation of his income tax returns.

14.2                    The parties agree that parameters set out in paragraph 14.1 implement and are consistent with the commitments set out in the Employment Agreement and do not amend the Employment Agreement or alter the Executive’s entitlements under the Employment Agreement.

15                                 Section 409A

The provisions of Exhibit C of the Employment Agreement are hereby incorporated herein by reference as if fully set forth herein. Furthermore, any payments payable to Executive in respect of tax equalization shall be made no later than the end of the second taxable year of the Executive beginning after the taxable year of the Executive in which his U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second taxable year of the Executive beginning after the latest such taxable year in which the Executive’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. Tax equalization payments shall be made no later than the end of the calendar year next following the Executive’s tax year in which Executive remits the related taxes.  Payment of any expenses related to a tax audit or litigation as to the amount of tax liability shall be made no later than the end of the audit or Executive’s tax year next following the year in which the Executive’s taxes which are the subject of the audit or litigation are verified or if no taxes are determined due, by the end of the Executive’s tax year next following the Executive’s tax year in which the audit is completed or there is a final and non-appealable settlement or other resolution.

16                                 Benefits in kind

16.1                     The Company will reimburse the Executive’s reasonable fees in relation to his tax filings for all years (current and future) during which he receives compensation and benefits (including without limitation, severance benefits and equity payments), and for reasonable support for any tax authority audit relating to any such year provided the arrangements are consistent with those in place prior to the date of the Coordination Agreement and that the Executive engages the same advisers as he instructed for 2014 (or otherwise selects new advisers in consultation with AMEC or the Company).

16.2                     The Company will pay the Executive all outstanding expenses properly and legitimately incurred on behalf of the Company in the proper performance of the Executive’s duties to the Termination Date on production of appropriate invoices and receipts in accordance with normal Company policy provided that such claims are submitted within 60 days of the Termination Date.

16.3                     The Executive will not continue to accrue any further pension benefits under the Company’s pension scheme after the Termination Date.

17                               Minder Rules

17.1                     The parties acknowledge that all payments and arrangements in this Settlement Agreement are subject to the Minder Rules to the extent applicable.

17.2                     The parties agree that there shall be no obligation to make the payments and arrangements (or certain of them) in this Settlement Agreement (including any long term incentive awards referred to in clause 3 of the Coordination Agreement) if doing so would be in contravention of the Minder Rules. The Executive shall have no claim against any Group Company, whether for any compensation or otherwise, in respect of any such payment(s) or arrangement(s) in such circumstances.

17.3                     Notwithstanding clause 17.4 below, if a court of competent jurisdiction determines in a final, non-appealable order that any payments or arrangements paid or provided to the Executive by the Company or any Group Company were in breach of the Minder Rules, AMEC (for itself and/or on behalf of any Group Company) may require the Executive immediately to repay or reimburse the Company for such payments or arrangements. The Executive agrees to hold on trust for the Company or relevant Group Company the relevant payments and/or arrangements after any first instance judgment by a court or tribunal of competent jurisdiction that any such payments or arrangements are in breach of the Minder Rules, pending any final appellate determination.

17.4                     Having taken independent legal advice, each of the parties agree that the payments and arrangements set out in this Agreement and in the Settlement Agreement are consistent with the commitments set out in the Employment Agreement and do not amend the Employment Agreement.

18                                 Restrictions

Exhibit A of the letter agreement dated 21 July 2011 shall continue to have effect after the Termination Date (with any applicable time periods running from that date rather than the date on which the Executive ceases to be a director of AMEC or the Group) subject to and in accordance with the terms of that Exhibit, save to the extent that such obligations would prevent the Executive from performing his duties as a non-executive director of AMEC.

Independent Advice

19                               The Executive acknowledges that, before signing this Settlement Agreement, he received independent legal advice from an Adviser, Daniel Ornstein, a solicitor in practice with Proskauer Rose LLP as to the terms and effect of this Settlement Agreement and in particular its effect on the Executive’s ability to pursue his rights before an employment tribunal or a court.

20                               The conditions regulating settlement agreements and compromise agreements under Section 203 of the Employment Rights Act 1996, Regulation 35 of the Working Time Regulations 1998, Regulation 41 of the Transnational Information and Consultation of Executives Regulations 1999, and section 147 of the Equality Act 2010 (together, the “Relevant Statutes”) are satisfied in relation to this Settlement Agreement.

21                               By signing a certificate in the form set out at Schedule 4 to the Coordination Agreement on or following the Termination Date an in respect of this Settlement Agreement, the Adviser confirms that:

21.1                     he has advised the Executive as to the terms and effect of this Settlement Agreement under the laws of England and Wales and in particular its effect on the Executive’s ability to pursue his rights before an employment tribunal or a court; and

21.2                     he is covered by a contract of insurance, or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice; and

21.3                     at the time of giving the advice, he was a “qualified lawyer” and “independent” as defined in section 203(4) and section 203(3B) respectively of the Employment Rights Act 1996 and the analogous provisions of each of the Relevant Statutes.

No admissions

22                              This Settlement Agreement does not constitute an admission by AMEC that it or any Group Company has breached any law or regulation, or that the Executive has any claims against the Company or any Group Company, or any director, officer, employee or agent (whether past or present) of the Company or any Group Company.

Miscellaneous

23                               The UK Contracts (Rights of Third Parties) Act 1999 applies to this Settlement Agreement. The Executive’s obligations under this Settlement Agreement may be enforced by any Group Company with respect to paragraphs 5, 6, 13, 17 and 18 and any of their directors, officers, employees or agents (whether past or present) as to Section 5.

24                               This Settlement Agreement and the Coordination Agreement (together, the “Agreements”) contain the whole agreement between the parties relating to the subject matter of the Agreements at the date of signing to the exclusion of any terms implied by law which may be excluded by contract and the Agreements supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Agreements.

25                               This Settlement Agreement may be entered into in any number of counterparts (which may be executed by fax or email of a scanned copy (provided that executed hard copies are exchanged between the parties within three days of such fax or email execution)), all of which taken together shall constitute one and the same instrument. Any party may enter into this Settlement Agreement by executing any such counterpart.

26                               Notwithstanding that this Settlement Agreement may be marked “Without Prejudice Subject to Contract” it shall become binding upon the parties when duly executed in accordance with its terms.

26.1                     This Settlement Agreement and any documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with it and any such documents shall be governed by the law of the U.S. State of New Jersey, without regard to the conflicts of law principles.

26.2                     All of the parties to this Settlement Agreement have thoroughly reviewed the Employment Agreement and acknowledge and agree that all of the payments and benefits payable to the Executive under this Settlement Agreement are fully consistent with Executive’s entitlements provided for under the Employment Agreement.

26.3                     If any provision of this Settlement Agreement shall be determined or held to be invalid, illegal or unenforceable, including if such invalidity, illegality or unenforceability is due to the Minder Rules, the validity, legality and enforceability of the remaining provisions of this Settlement Agreement shall not in any way be affected or impaired thereby.

26.4                     The parties irrevocably agree that the state and Federal courts located in New Jersey are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Settlement Agreement and any documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Settlement Agreement and any documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

SIGNED on behalf of AMEC plc:

SIGNED by Foster Wheeler Inc.:

SIGNED by J KENT MASTERS:

[Do not execute prior to Termination Date]

SCHEDULE 2
NOTICE LETTER

J Kent Masters

[Address]

[Date]

Dear Kent

In accordance with clause 13 e. of the letter agreement dated 21 July 2011 (as amended by the amendment letter dated 29 October 2012) governing your terms and conditions of employment (the “Employment Agreement”), this letter is written notice to terminate your employment without Cause (as defined in your Employment Agreement) with Foster Wheeler Inc. (the “Company”).

In accordance with clause 13 e. of the Letter Agreement, the Company is required to give you 90 days’ written notice to terminate your employment. Accordingly, your employment will terminate 91 days after Completion (as defined in the Implementation Agreement entered into by AMEC plc and Foster Wheeler AG relating to the acquisition of Foster Wheeler AG by AMEC dated 13 February 2014).

Yours sincerely

[Name], [Company]

Acting as agent for Foster Wheeler Inc

SCHEDULE 3
DUTIES DURING THE NOTICE PERIOD

1.                                   The Executive will not, without prior written consent of Samir Brikho (or his successor), be employed as an employee of any other entity during the Notice Period. Further, the Executive will not save to the extent requested by Samir Brikho (or his successor) remain or become involved in any aspect of the business, finances or affairs of the Company or any other Group Company except as requested by Samir Brikho (or his successor).

2.                                   During the Notice Period:

(a)                               the Executive will provide such assistance as Samir Brikho (or his successor), reasonably requires in relation to any matters with which he has knowledge and/or to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his role or responsibilities;

(b)                               the Executive will make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work; and

(c)                                the Executive will perform such tasks and duties commensurate with the prestige level of his former position with the Company, as the Company or any Group Company may reasonably request at such location (including the Executive’s home) as Samir Brikho (or his successor), may reasonably decide.

3.                                   It is the parties’ expectation that the handover and other duties performed by the Executive during the Notice Period will be at a level that is no less than 20.1 percent of the average level of services the Executive performed for the Company during the 36-month period immediately preceding the Completion Date.

4.                                   All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Notice Period save as expressly varied by this Schedule 3. Furthermore, all rights to indemnification and director’s and officer’s liability insurance coverage shall continue to be provided to the Executive at a level not less favourable that that provided to senior executives of the Company during that period.

5.                                   During the Notice Period, the Executive will continue to retain his office, his assistant, administrative support, e-mail on the Company network, his telephone number (and voicemail), his current Iphone, ipad and other equipment and the Company will not terminate his work permit before the Termination Date.

SCHEDULE 4
ADVISER’S CERTIFICATE

[Date]

For the attention of Will Searle, HR Director, AMEC plc

1                                      I, Daniel Ornstein of Proskauer Rose, whose address is 10 Bishops Square, London E1 6EG, United Kingdom am a solicitor who holds a current practising certificate.

2                                      I have advised J Kent Masters as to the UK terms and effect of this Settlement Agreement insofar as it related to the laws of England and Wales and in particular their effect on J Kent Masters’ ability to pursue his rights before an employment tribunal.

3                                      I am covered by a contract of insurance, or an indemnity provided for members of a profession or professional body covering the risk of a claim by J Kent Masters in respect of loss arising in consequence of the advice.

4                                      At the time of giving the advice, I was a “qualified lawyer” and “independent” as defined in Section 203(4) and Section 203(3B) respectively of the Employment Rights Act 1996 and the analogous provisions of each of the Relevant Statutes.

Signed:		Date:

Daniel Ornstein

Executive’s Adviser

SCHEDULE 5
LETTER OF RESIGNATION FROM DIRECTORSHIPS

[EMPLOYEE ADDRESS]

The Board of Directors
[company name and address]

[Completion Date]

Dear Sirs

I hereby resign as a director of [company] [and those of its subsidiaries (as defined in section 1159 Companies Act 2006) of which I am also a director,] such resignation(s) to take immediate effect.

I confirm that, save for my rights under the Settlement Agreement (including the items not waived or released thereunder) dated [date], I have no claim outstanding against the [company/companies] named above or any Group Company (as defined in that agreement) and/or any of their respective directors, officers, employees or agents (whether past or present).

Yours faithfully

J Kent Masters